Exhibit 99.1

VENTAS, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

(Unaudited)

On June 7, 2005, Ventas, Inc. (together with its subsidiaries, except where the context otherwise requires, “Ventas,” “we,” “us” or “our”) acquired all of the outstanding common shares of Provident Senior Living Trust (together with its subsidiaries, “Provident”).

The following unaudited pro forma condensed combined financial information sets forth:

•	Our condensed consolidated results of operations for the nine months ended September 30, 2005 derived from our consolidated financial statements;

•	the condensed consolidated results of operations of Provident for the period from January 1, 2005 to June 6, 2005 (date of acquisition) derived from Provident’s consolidated financial statements; and

•	our unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2005.

The following unaudited pro forma financial information should be read together with our historical consolidated financial statements and notes thereto and the historical consolidated financial statements of Provident. The unaudited pro forma condensed combined statement of income is presented as if the acquisition occurred on January 1, 2005 for comparative purposes only and is not necessarily indicative of what the actual combined results of operations of Ventas and Provident would have been for the period presented, nor does it purport to represent the results of future periods. The unaudited pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable.

Dated: December 2, 2005

VENTAS, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

(In thousands, except per share amounts)

(Unaudited)

	Ventas Historical(A)	Provident Historical(B)	Provident Acquisition Adjustments(C)		Pro Forma as Adjusted
Revenues:
Rental income	$229,052	$44,856	$—		$273,908
Interest income from loans receivable	3,717	—	—		3,717
Interest and other income	2,523	187	—		2,710

	235,292	45,043	—		280,335
Expenses:
Property-level operating expenses	1,870	—	—		1,870
General, administrative and professional fees	16,682	5,313	—		21,995
Amortization of restricted stock	1,397	1,079	(1,079	)(D)	1,397
Depreciation	59,291	15,919	6,252	(E)	81,462
Interest	72,515	15,586	8,784	(F)	96,885

	151,755	37,897	13,957		203,609

Income from continuing operations before minority interest and net loss on real estate disposals	83,537	7,146	(13,957)		76,726
Minority interest	—	(102)	102	(G)	—
Net loss on real estate disposals	(175)	—	—		(175)

Income from continuing operations	$83,362	$7,044	$(13,855)		$76,551

Income from continuing operations per common share:
Basic	$0.90	N/A	N/A		$0.71
Diluted	$0.90	N/A	N/A		$0.71
Shares used in computing income from continuing operations per common share:
Basic	92,172	N/A	14,999	(H)	107,171
Diluted	92,944	N/A	14,999	(H)	107,943

N/A	Not applicable.

See accompanying notes.

VENTAS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(Unaudited)

(A)	Reflects our historical results of operations for the nine months ended September 30, 2005.

(B)	Reflects historical results of operations of Provident for the period January 1, 2005 to June 6, 2005 (date of acquisition).

(C)	Represents adjustments to record the merger between Provident and us based upon the assumed purchase price of $1.3 billion. The calculation of the total estimated merger acquisition cost is as follows (in thousands):

Issuance of 15.0 million shares of Ventas common stock	$392,826
Payment of $7.81 per Provident common share outstanding	231,160
Assumption of mortgage and revolving debt outstanding	589,712
Adjustment to Provident’s mortgage debt to reflect fair value	(675)
Assumption of Provident’s other liabilities	36,554
Estimated transaction costs	15,125

Total acquisition costs	$1,264,702

(D)	Reflects a reduction in expense due to the termination of Provident’s Long-Term Incentive Plan (“LTIP”) as a result of our acquisition of Provident. All units outstanding under the LTIP were exchanged for ETOP Class D units upon consummation of the acquisition. The holders of the ETOP Class D units may convert the units to shares of our common stock.

(E)	Reflects depreciation expense on the Provident properties. Based on the preliminary purchase price allocation, we expect to allocate $0.1 billion to land, $1.0 billion to buildings and improvements and $0.1 billion to equipment and fixtures. Depreciation expense is calculated on a straight line basis based on our purchase price allocation and using a 35-year life for buildings and permanent structural improvements and a 5-year life for equipment and fixtures. Depreciation related to the Provident acquisition is summarized as follows:

	Pro Forma Depreciation Expense	Amount Recorded by Ventas	Amount Recorded by Provident	Depreciation Expense Adjustment
	(in thousands)
Provident properties	$39,907	$17,736	$15,919	$6,252

(F)	Reflects interest expense for debt issued in connection with our financing of the purchase of Provident and to prepay the Provident revolving line of credit summarized as follows:

	Pro Forma Expense	Amount Recorded by Ventas	Amount Recorded by Provident	Interest Expense Adjustment
	(In thousands)
Interest expense on debt issued by Ventas	$19,711	$8,435	$—	$11,276
Interest expense on mortgages assumed	22,037	9,298	12,739	—
Interest expense on Provident revolving line of credit	—	—	2,799	(2,799)
Amortization of financing costs	553	198	240	115
Amortization of debt premium	—	—	(192)	192

	$42,301	$17,931	$15,586	$8,784

Interest expense for debt issued is summarized as follows:

	Amount	Average Effective Interest Rate	Pro Forma Annual Interest Expense	Interest Expense Adjustment
	(Dollars in thousands)
Debt issued by Ventas	$380,885	6.9%	$26,281	$19,711

(G)	Reflects reduction in minority interest, which was acquired by us in connection with our acquisition of Provident.

(H)	Reflects the issuance of 14,999,076 shares of our common stock, which was a component of the consideration paid by us to acquire Provident. The pro forma adjustment assumes that all Provident LTIP Units are converted to our common stock.